EXECUTIVE AGREEMENT

This Executive Agreement (“Agreement”), effective March 1, 2020 (the “Effective Date”), is executed on April 7, 2020, by and between Parallax Health Sciences, Inc., a Nevada corporation, (the ‘Company”), located at 1327 Ocean Avenue, Suite B, Santa Monica, CA 90401, and Landis Enterprises LLC, a Delaware limited liability company, located at 6980 Eagle Rock Road, Penngrove, CA 94951 (“Landis”), for services provided by David L. Stark (the “Executive”), hereinafter, collectively, the Parties.

WITNESSETH:

WHEREAS, the Company, a fully reporting public company listed on the OTC Market, is engaged in the point-of-care medical diagnostics technologies, behavioral health, and related businesses, including but not limited to hardware and software development, information technology, and sales for healthcare products and services (the “Technologies”); and conducts research, experimentation, development, and exploitation of related technologies and engages in other businesses; and

WHEREAS, the Company desires to engage Executive to provide services in the role of President of the Company, and Executive desires to be engaged by the Company to provide services in such capacities pursuant to the terms and conditions hereinafter set forth; and

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.DUTIES AND RESPONSIBILITIES

a.The Company hereby retains the services of Executive in the role of President of the Company. Subject at all times to the direction of the Chief Executive Officer of the Company, Executive shall have direct responsibility over, and be held accountable to the CEO for, corporate operations, regulatory matters, sales, marketing, and operational budgeting. Executive will also perform other services and duties as the Chief Executive Officer shall determine, without any additional compensation.

b.Executive shall confer with the other Officers of the Company regarding ideas and proposals with respect to the overall technological and commercial direction of the Company.

c.This Agreement supersedes any prior understandings, agreements or representations, written or oral, between the Executive and the Company, and/or its subsidiaries, which are hereinafter canceled as of the Effective Date.

2.ENGAGEMENT STRUCTURE AND PROVISIONS

Executive hereby accepts the position offered by the Company, upon the terms and conditions contained in this Agreement. Executive’s duties shall be performed in the San Francisco, California, area or, when required, Executive shall be present on the Company’s premises located in Santa Monica, California or New York, New York, and engaged in service to or on behalf of the Company at such times, except during vacations, regular business holidays or weekends.

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a.Initial Engagement

During the Initial Term of this Agreement as defined in section 4, the Executive, as President, shall devote substantially fifty percent (50%) of all of his business time, attention, and energies to the business of the Company, with an average minimum of twenty (20) hours per week.

The Company recognizes that the Executive will have alternate sources of income during the Initial Term, and the Executive hereby confirms that the alternate sources are not involved in businesses that are competitive with the Company.

b.Full-Time Engagement

During the Subsequent Term(s), as defined in section 4, the Executive, as President, shall devote substantially all of his business time, attention, and energies to the business of the Company, with an average minimum of forty (40) hours per week.

During the Term of this Agreement, as defined in section 4, Executive will not perform any services for any other business entity (with the exception of (i) any position Executive may hold during the Initial Term, or (ii) his current or future role(s) as any officer and/or director in the Company’s wholly owned subsidiaries), whether such entity conducts a business which is competitive with the business of the Company or is engaged in any other business activity; provided, however, that nothing herein contained shall be construed as (a) preventing Executive from investing his personal assets in any business or businesses which do not compete directly or indirectly with the Company, provided such investment or investments do not require any services on his part in the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Executive from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially, at any time, more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of the Company, (c) preventing Executive from engaging in any other activities, if he receives the prior written approval of the Board of Directors of the Company with respect to his engaging in such activities.

3.RECORDS

In connection with his engagement hereunder, Executive shall accurately maintain and preserve all notes and records generated by the Executive and the Company which relate to the Company and its business and shall make all such reports, written if required, as the Company may reasonably require.

4.TERM

a.Initial Term: The initial term of this Agreement shall commence upon the Effective Date and shall continue until the Company has secured a minimum of two million dollars ($2,000,000) in cash funding (the “Funding”) subsequent to the Effective Date, in the form of either (i) debt financing, (ii) equity capitalization or (iii) Adjusted Gross Revenue during the period of six months from the Effective Date (the “Initial Term”). For the purposes of this Agreement Adjusted Gross Revenues shall be defined as gross revenues collected less cost of goods sold.

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In the event the Company is unsuccessful in securing the Funding prior to the expiration of the Initial Term, this Agreement shall terminate without automatic extension under Subsequent Term(s).

b.Subsequent Term: The Agreement shall automatically be extended for a period of three (3) years, and thereafter for successive twelve-month periods (the “Subsequent Term(s)”), unless either party elects not to renew this Agreement for any Contract Year during the Subsequent Term(s) by providing written notice to the other party. A twelve-month period shall be deemed a Contract Year.  For the purposes of this Agreement, the Term (the “Term”) shall be defined as the Initial Term and any Subsequent Term(s), collectively. Non-renewal of the Agreement by the Company shall be deemed a termination pursuant to Section 14.a. For all compensation and benefit purposes, other than those specifically addressed herein, the Executive shall be deemed to have been continually engaged with the Company under this Agreement from March 1, 2020.

5.COMPENSATION As full compensation for the performance of his duties on behalf of the Company, Executive shall be compensated as follows:

a.Base Compensation: The Executive shall earn:

i.an Initial Base Compensation (“Initial Base Compensation”) at the rate of One Hundred Twelve Thousand Five Hundred Dollars ($112,500) during the Initial Term.

ii.a Base Compensation (“Base Compensation”) at the rate of:

A.Two Hundred Twenty Five Thousand Dollars ($225,000) during the first Contract Year of the Subsequent Term; and

B.Two Hundred Fifty Thousand Dollars ($250,000) during the second Contract Year of the Subsequent Term; and

C.Two Hundred Seventy Five Thousand Dollars ($275,000) during the third Contract Year of the Subsequent Term.

iii.If this Agreement is renewed for additional Contract Years during the Subsequent Term(s), the Executive’s Base Compensation as President shall be increased pursuant to a) a minimum of Ten-Percent (10%) per year (the “Minimum Increase”), or b) as the Board of Directors shall determine if in excess to the Minimum Increase.  Future Compensation increases will be subject to mutual agreement in accordance with job performance. Notwithstanding the foregoing, in the event the Company has not reached positive cash flow breakeven from operations or has not become profitable through extraordinary gains, (the “Trigger Event”) the base salary shall remain at the rate of Two Hundred Twenty Five Thousand Dollars ($225,000) per annum, or at the previous Contract Year’s Base Compensation, as the case may be, until such time as the Trigger Event transpires.

iv.Execution Bonus Upon execution of this Agreement, Executive shall receive a non-refundable, fully vested Execution Bonus of five thousand dollars ($5,000) in return for Executive entering into this Agreement.

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v.Annual Bonus. In addition to the Base Compensation, Executive will be eligible for an annual performance bonus of up to twenty five percent (25%) of the Base Compensation in any given year, to be payable upon achievement of performance goals and objectives to be mutually agreed upon by the Executive and the Company’s Board of Directors in advance of the relevant performance period.

vi.Other Meritorious Adjustments. The Board of Directors may, in their sole discretion, consider other meritorious adjustments in compensation, or a bonus, under appropriate circumstances, including the conception of valuable or unique inventions, processes, discoveries or improvements capable of profitable exploitation.

vii.Payment  All cash payments shall be made to Landis Enterprises LLC, its heirs, successors or assigns. Executive agrees that fifty percent (50%) of all Base Compensation earned under this section 5.a shall be deferred until such time as the Company has secured the Funding referenced in section 4.a above.

b.Stock Compensation

i.Incentive Stock Options. Executive shall be granted stock options to purchase three million (3,000,000) shares of the Company’s common stock (the “Stock Options”). The Stock Options shall be exercisable at an exercise price of twenty five cents ($0.25) per share for a period of five (5) years, subject to the terms of the Company’s standard Stock Option Agreement with, subject to subsections 5.b.iii and 5.b.iv below, vesting as follows:

A.750,000 Stock Options vest upon execution of this Agreement; and

B.2,250,000 Stock Options vest in equal amounts on a quarterly basis effective upon the commencement of the first Subsequent Term of the Agreement.

Executive may be granted additional stock options during the Term of this Agreement as determined by the Company’s Board of Directors from time to time, subject to subsections 5.b.iii and 5.b.iv below.

ii.Restricted Stock Award Executive shall be granted an initial Restricted Stock Award (“RSA”) of two million (2,000,000) shares upon execution of this Agreement with, subject to subsections 5.b.iii and 5.b.iv below, vesting as follows:

A.500,000 shares vest upon execution of this Agreement; and

B.500,000 shares vest when the Company’s cumulative EBITDA generated subsequent to the Effective Date becomes positive; and

C.500,000 shares vest when the Company’s cumulative gross revenues generated subsequent to the Effective Date reach ten million ($10,000,000) in gross revenues, or one million ($1,000,000) in monthly revenues; and

D.500,000 shares vest when the Company’s cumulative gross revenues generated subsequent to the Effective Date reach twenty-five million ($25,000,000), or two million ($2,000,000) in monthly revenues.

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E.Executive shall be granted the right to purchase the vested shares of the RSA at par value of $0.001 per share.

Executive may be granted additional RSAs during the Term of this Agreement as determined by the Company’s Board of Directors from time to time, subject to subsections 5.b.iii and 5.b.iv below.

iii.10b5-1 Trading Plans When an average five (5) day trading of PRLX common stock is greater than 100,000 shares per day, the Company intends on instituting trading plans, which will, among other things, restrict Executive from trading more than 10,000 shares per day or selling more than $100,000 in any given month.

iv.Change of Control.  In the event of a merger, acquisition or sale transaction by the Company which causes a Change of Control of the Company (the “Control Change”), any stock options, stock grant or award, or similar securities held beneficially by the Executive shall automatically become fully vested.  For purposes of this Section 5.b.iv, Control Change shall mean the occurrence of any of the following events:

A.a majority of the outstanding voting stock of the Company is acquired or beneficially owned by any person (other than the Company or a subsidiary of the Company) or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding, or disposing of voting stock of the Company; or

B.a merger or a consolidation of the Company with or into another corporation, other than:

a.a merger or consolidation with a subsidiary of the Company, or

b.a merger or consolidation in which the holders of voting stock of the Company immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or

C.a statutory exchange of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities, or other property, other than an exchange in which the holders of voting stock of the Company immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the Company stock is being exchanged; or

D.the sale or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of the Company immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of the Company are being sold.

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6.BUSINESS EXPENSES

The Company shall reimburse the Executive for all business expenses incurred by Executive in the performance of his duties hereunder, or advanced/paid by Executive on behalf of the Company, including, but not limited to, travel on business, attending technical and business meetings, professional activities, and customer entertainment, such reimbursement to be made in accordance with regular Company policy and within a reasonable period following Executive’s presentation of the details of, and proof of, such expenses.

7.FRINGE BENEFITS

a.During the Initial Term of this Agreement, the Company shall not provide to the Executive any hospitalization, medical, life insurance and other fringe benefits

b.During the Subsequent Term(s) of this Agreement, the Company shall provide, at its sole expense, hospitalization, major medical, life insurance and other fringe benefits on the same terms and conditions as it shall afford other senior management Executives. Nothing herein shall require the Company to obtain or maintain such coverage.

c.During the Term of this Agreement, the Company shall provide paid vacation to Executive, which accrues from the Effective Date of this Agreement, as follows:

i.Calculated on a twenty (20) hour week, one (1) week per year, pro-rata during the Initial Term; and

ii.Calculated on a forty (40) hour week during the Subsequent Term(s) as follows:

A.two (2) weeks per Contract Year for the first two (2) Contract Years;

B.three (3) weeks per Contract Year for more than two (2) and up to seven (7) Contract Years; and

C.four (4) weeks per Contract Year for more than seven (7) Contact Years.

8.SUBSIDIARIES

For the purposes of this Agreement all references to business products, services and sales of the Company shall include those of the Company’s affiliates.

9.INVENTORIES: SHOP RIGHTS

All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Executive during the Term of this Agreement , whenever or wherever made, developed or conceived, and whether or not during business hours, which constitute an improvement, on those heretofore, now or at any during Executive’s engagement, developed, manufactured or used by the Company in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by the Company, or any services to be performed by the Company or of any product which shall or could reasonably be manufactured or developed or marketed in the reasonable

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expansion of the Company’s business, shall be and continue to remain the Company’s exclusive property, without any added compensation or any reimbursement for expenses to Executive, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Executive promises and agrees that Executive will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company.

Executive will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instrument as the Company may require, but at the Company’s expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses (except as provided in Section 5 or otherwise) and without any additional compensation of any kind to Executive.

10.CONFIDENTIAL INFORMATION and TRADE SECRETS

All Confidential Information shall be the sole property of the Company.  Executive will not, during the period of his engagement and for a period ending two years after termination of his engagement for any reason, disclose to any person or entity or use or otherwise exploit for Executive’s own benefit or for the benefit of any other person or entity any Confidential Information which is disclosed to Executive or which becomes known to Executive in the course of his engagement with the Company without the prior written consent of an officer of the Company except as may be necessary and appropriate in the ordinary course of performing his duties to the Company during the period of his engagement with the Company. For purposes of this Section 10, “Confidential Information” shall mean any data or information belonging to the Company, other than Trade Secrets, that is of value to the Company and is not generally known to competitors of the Company or to the public, and is maintained confidential by the Company, including but not limited to non-public information about the Company’s clients, executives, key contractors and other contractors and information with respect to its products, designs, services, strategies, pricing, processes, procedures, research, development, inventions, improvements, purchasing, accounting, engineering and marketing (including any discussions or negotiations with any third parties).  Notwithstanding the foregoing, no information will be deemed to be Confidential Information unless such information is treated by the Company as confidential and shall not include any data or information of the Company that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made without the authorization of the Company), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

All Trade Secrets shall be the sole property of the Company. Executive agrees that during his engagement with the Company and after its termination, Executive will keep in confidence and trust and will not use or disclose any Trade Secret or anything relating to any Trade Secret, or deliver any Trade Secret, to any person or entity outside the Company without the prior written consent of an officer of the Company.  For purposes of this Section 10, “Trade Secrets” shall mean any scientific, technical and non-technical data, information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or list of actual or potential customers or vendors and suppliers of the Company or any portion

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or part thereof, whether or not copyrightable or patentable, that is of value to the Company and is not generally known to competitors of the Company or to the public, and whose confidentiality is maintained, including unpatented and un-copyrighted information relating to the Company’s products, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans and customer consumption data, usage or load data, and any other information that constitutes a trade secret, as such term as defined in the Official Code of Nevada Annotated, in each case to the extent that the Company, as the context requires, derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from its disclosure or use.

11.NON-SOLICITATION OF EMPLOYEES OR EXECUTIVES

During the Term of this Agreement and for one year thereafter, Executive will not cause or attempt to cause any employee or executive of the Company to cease working for the Company to retain engagement with another Company that is a competitor of the Company’s.  However, this obligation shall not affect any responsibility Executive may have as an Executive of the Company with respect to the bona fide hiring and firing of the Company’s personnel.

12.NON-SOLICITATION OF CUSTOMERS AND PROSPECTIVE CUSTOMERS

Executive will not, during the period of his engagement and for a period ending two (2) years after the termination of his engagement for any reason, directly or indirectly, solicit the business of any customer for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by the Company during the twelve (12) months immediately preceding the termination of this Agreement with the Company.

13.NON-COMPETITION

Executive agrees that during his engagement with the Company, Executive will not engage in any engagement, business, or activity that is in any way competitive with the business or proposed business of the Company, and Executive will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, while Executive is engaged with the Company.

14.TERMINATION

a.“At Will” Engagement.

Executive’s engagement with the Company will be "at will." Under these terms, Executive may terminate this Agreement and, in effect, resign from all official positions held in and for the Company and its subsidiaries (if any), at any time with or without cause, and, likewise, the Company has the right to terminate this Agreement at any time with or without cause, having the same effect.

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b.Disability and Death.

This Agreement hereunder will be terminated immediately upon Executive’s disability (as determined for purposes of the Company’s long-term disability plan) or death.  If this Agreement is terminated due to such disability or death, the Company will be required to pay Executive or Executive’s estate, as the case may be, all amounts owed to Executive, including Base Compensation and accrued vacation, earned through the date of termination, the vested portion of any stock compensation earned under section 5.b, or any unreimbursed business expenses, and to the extent required under the terms of any other benefit plan or this Agreement, the vested portion of any other benefit under such plan.  Executive or Executive’s estate, as the case may be, will not by operation of this provision forfeit any rights in which Executive is vested at the time of Executive’s disability or death.

15.INJUNCTION

a.Should Executive at any time reveal, or threaten to reveal, any such secret knowledge or information, or during any restricted period engage, or threaten to engage, in any business in competition with that of the Company, or perform, or threaten to perform, any services for anyone engaged in such competitive business, or in any way violate, or threaten to violate, any of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Executive from doing, or continuing to do, or performing any such acts; and Executive hereby consents to the issuance of such an injunction.

b.In the event that a proceeding is brought in equity to enforce the provisions of this Paragraph, Executive shall not argue as a defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies which may be available.

c.The existence of any claim or cause of action by the Company against Executive, or by Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants but shall be litigated separately.

16.ARBITRATION

a.In the event that there shall be a dispute (a “Dispute”) among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration before a single arbitrator in Los Angeles, CA, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Engagement ADR Rules.  The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties.  The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

b.The Company will pay the direct costs and expenses of the arbitration, including arbitration and arbitrator fees.  Except as otherwise provided by statute, Executive and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement.  Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or his discretion, award reasonable attorneys’ fees to the prevailing party.

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17.MISCELLANEOUS

a.If any provision of this Agreement shall be declared, by a court of competent jurisdiction, to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

b.The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. The provisions of this Agreement may not be amended, supplemented, waived, or changed orally, but only in writing and signed by the party as to whom enforcement of any such amendment, supplement, waiver, or modification is sought and making specific reference to this Agreement.

c.The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon Landis Enterprises LLC, its successors and assigns, and the Executive and his legal representatives, heirs and legatees. The performance of the Executive’s obligations hereunder may not be transferred or assigned by Landis Enterprises LLC or the Executive.

d.The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement, on the part of either party, shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

e.This Agreement shall be construed and governed by the laws of the State of California.

IN WITNESS WHEREOF, this Agreement is executed, and is effective as of the date first written above.

On Behalf of the Company: On Behalf of the Executive:

PARALLAX HEALTH SCIENCES, INC.LANDIS ENTERPRISES LLC

By: /s/ Paul R. ArenaBy: /s/ David L. Stark

Paul R. ArenaDavid L. Stark

Chief Executive OfficerExecutive

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